EXHIBIT 99.1

DEEP WELL’S CANADIAN SUBSIDIARIES ASSIGNED 2P AND 3P RESERVES FOR PILOT PROJECT, CONTINGENT RESOURCES FOR MAJORITY OF RESERVOIR

MARCH 30, 2012 – 08:00 EST

EDMONTON, ALBERTA - (Marketwire - March 30, 2012) - Deep Well Oil & Gas, Inc. (and its subsidiaries - "Deep Well" or "Company") (OTCQB: DWOG - News) is pleased to announce that its wholly-owned Canadian subsidiaries are in possession of a duly signed and certified reserves report from an independent third party, commissioned as part of due diligence required and requested by potential financiers.

The report by DeGolyer & MacNaughton Canada Limited (“D&M”) estimates the oil reserves and resources from the working interests held by Deep Well's subsidiaries in the Peace River Oil Sands.

D&M assigned Probable and Possible reserves (2P and 3P) on the half square mile of land designated for a pilot project. D&M has estimated that in that portion alone there are Probable reserves of 7,806,000 barrels of heavy oil and Probable plus Possible reserves of 9,370,000 barrels attributable to Deep Well's working interests before adjusting for any Provincial or potential royalties ("DWOG's portion"). It is anticipated that Proven (1P) reserve category also can be assigned once production commences on the pilot project.

The majority of the remainder of the reservoir was assigned Contingent resources (1C, 2C, and 3C), by D&M, as well as some Prospective resources. D&M assigned Contingent and Prospective resources in three scenarios: Low, Best and High. Low can be considered a "worst case" scenario, Best can be considered "most likely case" scenario, and High can be considered the "optimistic case" scenario.

D&M's estimates the Best or "most likely" Contingent resources for DWOG's portion is 198,121,000 barrels. D&M also assigned additional Prospective resources of 56,162,000 barrels for DWOG's portion.

The independent third party reserves report by D&M, "Assessment and Evaluation of Reserves and Resources as of December 31, 2011" of our Sawn Lake Project, incorporates the typical requirements of Canada's "National Instrument 51-101," the "Petroleum Resource Management System (PRMS)" standard applied in the United States and India, and the "Competent Person's Report" required by securities regulators in the Hong Kong Stock Exchange.

To maintain the independence, integrity and probity of such assessments of oil reservoirs; Canadian law prohibits evaluating firms from ever holding any interest, direct or indirect, in the reservoirs and/or companies evaluated.

"The report we've just received from D&M brings clarity and focus to our development plans," said Dr. Horst A. Schmid, Chairman of Deep Well's Board of Directors. "We will use this reserves report to pursue both planning and capitalization of our pilot project followed by commercial production."

Dr. Schmid remarked: "As recommended earlier by D&M, we intend to pursue thermal recovery initially using Horizontal Cyclic Steam Stimulation, in accordance with our production plan and timelines for the pilot project and subsequent development of the reservoir."

D&M forecasts that the Probable plus Possible reserves on the half square mile (out of the total of 68 square miles of Deep Well's lands) chosen for the pilot project will yield an undiscounted future net revenue of Cdn $245,562,000 (two hundred and forty-five million five hundred and sixty-two thousand Canadian dollars). D&M arrived at this forecast by subtracting, from gross revenue, capital costs, operating expenses and Provincial royalties, but not after taxes or other potential royalties.

Company Share Valuation of Reserves Summary

Future Net Revenue of

Net Present Value Discounted at:

(In Thousands of Canadian dollars)

	0%	5%	8%	10%
Proved plus Probable	$154,607	$72,122	$43,776	$30,246
Proved plus Probable plus Possible	$245,562	$128,707	$88,041	$68,402

D&M forecasts that the Contingent resources in most of the other parts of the reservoir will yield an undiscounted future net revenue of Cdn $8,627,000,000 (Eight billion, six hundred and twenty seven million Canadian dollars). For planning purposes, Deep Well and its wholly-owned Canadian subsidiaries will use the Best (or most likely) Contingent resource case scenario.

Company Share Valuation of Contingent Resources Summary

Future Net Revenue of

Net Present Value Discounted at:

(In Millions of Canadian dollars)

	0%	5%	8%	10%
Low	$4,807	$798	$309	$160
Best	$8,627	$1,440	$578	$318
High	$12,955	$2,268	$960	$562

To determine gross revenue D&M use an initial forecast price of about Cdn $65 per barrel, which is subject to market fluctuations and valid as of December 31st, 2011.

Deep Well has approximately 136 million shares issued and outstanding and about 170 million shares fully diluted.

Deep Well is fully committed to best practices in Environmental Stewardship to assure sustainable development of its in-situ heavy oil holdings.

Deep Well and its Canadian subsidiaries Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd. have an 80% working interest in 56 contiguous square miles of oil sands leases, 40% working interest in an additional 12 square miles in the Sawn Lake heavy oil area in North Central Alberta. The leases cover 43,015 gross acres.

Statements relating to “reserves” or “contingent resources” or “prospective resources” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves, contingent resources or prospective resources described exist in the quantities predicted or estimated, and can be profitably produced in the future. Investors are cautioned not to assume that any part or all of the probably or possible reserves, contingent resources or prospective resources described herein will ever be converted to proved reserves.

This news release contains forward-looking statements. The words or phrases "would be," "to be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "potential," "recoverable," "estimate," "forecast," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Company's proposed oil and gas related business and described in this press release. The Company's business and the realization of the results contemplated by this press release are subject to various risks, which are discussed in the Company's filings with the SEC. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward- looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Deep Well Oil & Gas, Inc. (OTCQB Marketplace: DWOG - News)

Contact:

Deep Well Oil & Gas, Inc.

Dr. Horst A. Schmid

Chairman of the Board

1 780 409 8144

HASchmid@deepwelloil.com

www.deepwelloil.com